Exhibit 99.1

March 21, 2006

Mr. Mark Szporka CFO

Pain Care Holdings Inc.

1030 N. Orange Avenue Suite 105

Orlando, Florida 32801

Dear Mark:

We have reviewed the Midsummer financing arrangement terms regarding the warrants and have identified certain features that currently are resulting in the warrants being considered financial derivatives under SFAS 133 and EITF 00-19. Under current SEC and accounting literature and related interpretations, those features result in the warrants to be accounted for as liabilities in the company’s financial statements and marked to market at the end of each accounting period with corresponding charges to income or expense. The Midsummer financings are referred to in previous analysis as M1 and M2 dated June 30, 2004 and December 17, 2003.

The features that are at issue are:	*	Cashless exercise features
	*	Registration rights agreements

These two aspects of the warrants result in a failure of classification as equity pursuant to EITF 00-19 which in turn results in derivative treatment pursuant to SFAS 133.

The cashless exercise feature allows that in the event the market price of the stock is in excess of the strike price of the warrants, the holder is allowed to exercise the warrants by surrendering the warrants in exchange for shares of stock representing the excess of market price over strike price according to a formula. This feature should be eliminated to prevent liability treatment as to that item under EITF 00-19.

The registration rights agreement provides that the Company must obtain an effective registration statement for the shares underlying the warrants and is required to maintain an effective registration statement until the warrants are exercised and the resulting shares are sold or transferred. The ability of the Company to effect a registration statement and/or maintain an effective registration statement is not within the control of the Company and according to EITF 00-19 causes liability classification and derivative accounting under SFAS 133. Therefore, the registration rights as they pertain to the warrants would have to be eliminated in order to terminate the derivative treatment of the warrants.

In summary, both the above features of the warrants would have to be eliminated in order to obtain a reclassification of the warrants from liabilities to equity and to cease derivative accounting treatment. Upon the elimination of these terms, the accounting treatment would change prospectively concurrent with the change in the agreements, but not retroactively. At the current time, the host financing is still in place and therefore any changes to the warrants would be assumed to be tied to the host instrument status. Therefore, there are several aspects of the host instrument that are dealt with under separate cover that would correspondingly impact the warrants and any changes to the host instrument would need to be considered before concluding on the warrants derivative status.

The above analysis is predicated on the agreements and conditions as presented to us and would change if there are subsequent changes to any of the related documents. Should such changes occur, please notify us if an updated analysis is required.

Best regards,

/s/ Walter C. Copeland
Walter C. Copeland
Brimmer Burek & Keelan LLP